VELOCITY ASSET MANAMGEMENT, INC.
48 S. Franklin Turnpike, 3rd Floor o Ramsey, NJ  07446 o 201-760-1030


FOR IMMEDIATE RELEASE
---------------------
        Company Contact:                   For Investors:
        Jim Mastriani, CFO                 Robert B. Prag, President
        Velocity Asset Management          The Del Mar Consulting Group, Inc.
        (732) 556-9090                     (858) 794-9500
        jjm@velocitycollect.com            bprag@delmarconsulting.com


                        VELOCITY ASSET MANAGEMENT REPORTS
                      PROFITABILITY FOR THE FULL 2004 YEAR
                      ------------------------------------

        - Company Expects Acceleration of Revenue and Earnings in 2005-

RAMSEY, NJ (April 15, 2005) Velocity Asset Management, Inc. ("Velocity"; OTCBB:
VCYA), a consumer receivables asset management and liquidation company, announced today its operating results for the full year ended December 31, 2004.

For the full fiscal year ended December 31, 2004, Velocity reported record revenues from consolidated operations of $4,356,189, an increase of 9% as compared to revenues from consolidated operations of $4,006,874 for the full fiscal year ended December 31, 2003. Revenues from the sale of real property, the collection of consumer receivables and the collection of taxes and interest derived from tax lien certificates owned by the Company represented approximately 54%, 40% and 6%, respectively, during fiscal 2004 as compared to 85%, 7.5%, and 7.5% during fiscal 2003. The change in the mix of revenues on a comparative basis is indicative of an increase in operations at the Velocity Investments subsidiary and related increase in revenues from collection on unsecured consumer receivables.

The Company posted net income in the 2004 full fiscal year of $154,152, an increase of 403% as compared to as compared to net income of $30,668 in the 2003 fiscal year. Net income in the fiscal 2004 year included non-cash stock-based compensation expenses for outside consultants of $404,175.

At December 31, 2004, the Company had shareholders equity of $7,806,457, cash and cash equivalents of $1,423,123, and trade accounts payable of $1,937. As of April 11, 2005 the Company had 15,927,462 shares of common stock outstanding.

On February 2, 2005, Velocity announced that it has closed on a new three-year $12.5 million senior credit facility with Wells Fargo Foothill, Inc. The facility will be used to finance the Velocity's acquisition of portfolios of non-performing consumer debt. This is the first substantial credit facility Velocity has secured from a major financial institution and positions the Company to accelerate its growth.


                                    **More**
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Velocity Asset Management, Inc.
April 15, 2005
Page 2 of 2



Commenting on the announcement, Jack Kleinert, CEO of Velocity Asset Management, stated, "It is encouraging that Velocity was able to record a profit in 2004, which was largely a year of building our infrastructure and business systems. Given our existing flow of business coupled with the new facility with Wells Fargo Foothill, which will allow us to acquire larger non-performing portfolios and take greater advantage of our enormous operating leverage, we expect substantial revenue acceleration and meaningful profitably in 2005."

About Velocity Asset Management, Inc
------------------------------------

Velocity Asset Management, Inc. is a Delaware corporation that focuses on the purchase, resale, and collection of distressed assets through its three wholly-owned subsidiaries, Velocity Investments, LLC, J Holder Inc. and VOM, LLC. Velocity Investments, LLC is a consumer receivables asset management and liquidation company, which purchases, manages and liquidates portfolios of unsecured consumer receivables. J. Holder, Inc. invests in, and maximizes the return on real property sold at sheriff's foreclosure sales and judgment execution sales, acquires defaulted mortgages and partial interests in real property with the goal of re-selling the property or perfecting the partial interest for resale. VOM, LLC focuses on purchasing, managing and maximizing the return on New Jersey municipal tax liens.

FORWARD LOOKING STATEMENTS
--------------------------

This Press Release contains or may contain forward looking statements and information that are based upon beliefs of and information currently available to the Company's management as well as estimates and assumptions made by the Company's management.

When used herein the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" and similar expressions as they relate to the Company or the Company's management identify forward looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to risks, uncertainties and assumptions relating to the Company's operations and results of operations and any businesses that may be acquired by the Company. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, intended or planned.

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